EXHIBIT 99.1

AERT Transitions Trading of Its Common Stock to OTC Bulletin Board

SPRINGDALE, Ark., Dec. 28, 2009 (GLOBE NEWSWIRE) -- Advanced Environmental Recycling Technologies, Inc. (Nasdaq:AERT), a leading plastic recycler and manufacturer of Green building products, announced today that the company has notified the Nasdaq Stock Market of its intent to voluntarily delist its shares and transfer trading of its Class A Common Stock from the Nasdaq Capital Markets to the OTC Bulletin Board. AERT's shares have been trading on the Nasdaq Capital Markets under an extension granted by the Nasdaq Listing Qualifications Panel since September, 2009. The company is currently out of compliance with the minimum bid price of $1 per share and the minimum stockholders equity of $2.5 million. "Transferring AERT's trading to the OTC market is the best and most cost effective option for AERT shareholders in this difficult economic environment. It is time to bring closure and stability to this issue while maintaining liquidity and focusing on improving and growing the company in 2010," stated AERT CEO, Joe Brooks. "This transition will allow AERT shares to continue trading and we look forward to AERT's continued growth on the OTC market."

AERT has requested the transfer take place on December 29, 2009. Nasdaq makes available to investors a list of all non-compliant companies, which is posted at www.nasdaq.com/services/insidenasdaq.stm. As of December 22, 2009, there were 188 public companies, including AERT, listed as out of compliance.

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, AERT (Nasdaq:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(R) decking, which is available in multiple colors and is sold in all Lowe's Home Improvement stores. See http://www.choicedek.com for more information. AERT's MoistureShield(R) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2009. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state-of-the-art recycling facility under construction in Watts, Oklahoma. For more information on the Company, visit http://www.aertinc.com.

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors. AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

CONTACT: For AERT
         Investor Relations:
         Katy Reagan
         479-203-5077